Corporate Policy
Policy Number: [____]
Effective Date: October 2, 2023]
Function: Legal & Compliance

Recoupment of Incentive-Based Compensation (“Clawback”)

Objectives
Xylem Inc. (“Xylem”) and its Board of Directors (the “Board”) believe that it is in the best interests of the Company and its shareholders to foster and maintain a culture that prioritizes integrity and accountability, promotes compliance with applicable accounting rules and securities laws, and reinforces the Company’s pay-for-performance philosophy.

This Recoupment of Incentive-Based Compensation policy (“Policy”) is intended to comply with and to be administered and interpreted consistent with applicable New York Stock Exchange’s Listing Standards, including 303A.14 adopted to implement Rule 10D-1 under the Securities Exchange Act of 1934, as amended (collectively, “Rule 10D-1”).

All words or phrases that are capitalized in this Policy are defined in the “Key Terms and Definitions” section, below. Use of the terms “Xylem” or “Company” refer to Xylem Inc. and its subsidiaries.

Scope
This Policy applies to and shall be enforceable with respect to all Covered Executives.

Roles & Responsibilities
Pursuant to its charter approved by the Board, the Leadership Development and Compensation Committee (the “Committee”) has approved this Policy. The Committee shall interpret and construe this Policy and make all determinations necessary, appropriate, or advisable for the administration of the Policy, subject to ratification by the independent members of the Board with respect to application of this Policy to the Company’s Chief Executive Officer. The Committee may, in its discretion or as required to comply with applicable regulations or laws, amend this Policy at any time. Any determinations made by the Committee under this Policy shall be final and binding on all applicable Covered Executives.

The Company is authorized to take appropriate steps to implement this Policy with respect to Incentive-Based Compensation arrangements with Covered Executives.

Policy
1.Recoupment: In the event the Company is required, due to material non-compliance with any financial reporting requirement under the US federal securities laws, to either a) prepare an accounting restatement of the Company’s financial statements or b) make any correction in that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Company will recover on a reasonably prompt basis the amount of any Incentive-Based Compensation Received by a Covered Executive during the Recovery Period that exceeds the amount the Covered Executive otherwise would have Received had the Incentive-Based Compensation been determined based on the restated or corrected financial statements.

2.Amount Subject to Recoupment: If the Committee determines the amount of Incentive-Based Compensation Received by a Covered Executive during a Recovery Period exceeds the amount that

Printed or electronic copies are uncontrolled Printed on: 9/15/2023

Corporate Policy
Policy Number: [____]
Effective Date: October 2, 2023]
Function: Legal & Compliance

Recoupment of Incentive-Based Compensation (“Clawback”)

would have been Received based on the Company’s restated or corrected financial statements, that excess amount of Incentive-Based Compensation shall be subject to recoupment by the Company.

If the Committee cannot determine the amount of excess Incentive-Based Compensation Received by the Covered Executive directly from the information in the accounting restatement—for example, because the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement—then the Committee will make its determination based on a reasonable estimate of the effect of the accounting restatement.

For Incentive-Based Compensation based on stock price or total shareholder return, the Committee will determine the amount of excess compensation based on a reasonable estimate of the effect of the accounting restatement on the relevant stock price or total shareholder return.

In all cases, calculation of the excess amount of Incentive-Based Compensation to be recovered will be determined on a pre-tax basis.

3.Method of Recoupment: The Committee will determine, in its sole discretion, the method(s) for recouping Incentive-Based Compensation pursuant to this Policy and will direct the Company to effectuate recovery through all appropriate methods, including:

a.Requiring payment of such amount(s) to the Company;
b.Seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
c.Offsetting the amount to be recouped from any current or future compensation otherwise payable by the Company to the Covered Executive;
d.Cancelling outstanding vested or unvested equity awards; and/or
e.Such other means or combination of means as the Committee determines to be appropriate and permitted by law.

4.Impracticability: In accordance with Rule 10D-1, the Committee may elect not to pursue recoupment of excess Incentive-Based Compensation under this Policy if, in its determination, such recovery would be impracticable and not required under Rule 10D-1, including if the Committee determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered after making a reasonable attempt to recover such amounts.

5.Other Recoupment Rights.
a.This Policy will be applied to the fullest extent of the applicable laws.
b.Any right of recoupment pursuant to this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company, including pursuant to the terms of any policy, employment agreement, compensation plan, equity award agreement, and any other legal remedies available to the Company.
c.As a condition to any benefit granted under any employment agreement, equity award agreement or similar agreement entered into on or after the effective date of this policy, the Committee may require a Covered Employee to agree to abide by the terms of this Policy.

Printed or electronic copies are uncontrolled Printed on: 9/15/2023

Corporate Policy
Policy Number: [____]
Effective Date: October 2, 2023]
Function: Legal & Compliance

Recoupment of Incentive-Based Compensation (“Clawback”)

The Company shall not indemnify any Covered Executive for the loss of any incorrectly awarded Incentive-Based Compensation.

Key Terms & Definitions

Covered Executive means any “executive officer” of the Company as defined under Rule 10D-1, including any individual duly appointed by Xylem’s Board as an officer of the Company as “officer” is defined under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (commonly referred to as a “Section 16 officer”), for the period the individual serves in such capacity during an applicable Recovery Period. For the avoidance of doubt, Covered Executive includes both current and former Section 16 officers, regardless of an individual’s status as a current or former employee of Xylem.

Financial Reporting Measure means (a) any GAAP or non-GAAP measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, as well as any measure derived wholly or in part from such a measure, and (b) any measure based in whole or in part on the Company’s stock price or total shareholder return.

By way of example only, Financial Reporting Measures may include: revenues; net income; earnings before interest, taxes, depreciation and amortization; cash flow; working capital; return measures, such as return on invested capital or return on assets; and earnings per share.

Incentive-Based Compensation means any compensation granted, earned or vested that is contingent upon, in whole or in part, the Company’s attainment of a Financial Reporting Measure, which compensation was Received by a person (a) on or after October 2, 2023 and after the person began service as a Covered Executive, and (b) who served as a Covered Executive at any time during the applicable performance period for the Incentive-Based Compensation.

By way of example only, Incentive-Based Compensation may include annual bonuses or other short- and long-term cash incentives; vested or unvested restricted stock units or performance share units and related dividend equivalents and shares of common stock; stock options; stock appreciation rights; and merit increases to base salary if based in whole or in part on attainment of a financial reporting measure.

Received means that the Incentive-Based Compensation is deemed to be “Received” in the fiscal period during which the relevant Financial Reporting Measure is attained, regardless of when the compensation is actually paid, vested or awarded to a Covered Executive. Equity compensation that is subject to both time and performance-based vesting conditions shall be considered Received upon attainment of the relevant performance metric, even if the award continues to be subject to time-based vesting criteria.

Recovery Period means the three (3) completed fiscal years immediately preceding the date that the Company is required to prepare the accounting restatement described under item 1. of the “Policy” section above, as well as any “transition period,” if applicable, under Rule 10D-1.

Printed or electronic copies are uncontrolled Printed on: 9/15/2023

Corporate Policy
Policy Number: [____]
Effective Date: October 2, 2023]
Function: Legal & Compliance

Recoupment of Incentive-Based Compensation (“Clawback”)

Revision History

Date	Revision	Change Made	Executive Sponsor/Approver
August 10, 2023 approval for effective date October 2, 2023	A	Policy Modification	Dorothy Capers / LDCC
December 12, 2012	--	Initial Issuance	Frank Jimenez / LDCC

Printed or electronic copies are uncontrolled Printed on: 9/15/2023